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                                                                     Exhibit 3.3

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                           WOODCRAFT INDUSTRIES, INC.

      The following Restated Articles of Incorporation of Woodcraft Industries, Inc. duly adopted pursuant to the authority and provisions of Minnesota Statutes, Chapter 302A, as amended, restate and supersede existing Articles of Incorporation and amendments thereto.

                                    ARTICLE I

                                      NAME

      The name of the corporation is WOODCRAFT INDUSTRIES, INC.

                                   ARTICLE II

                                REGISTERED OFFICE

      The registered office of this Corporation is located at 525 Lincoln Avenue S.E., St. Cloud, Minnesota 55402.

                                   ARTICLE III

                                  CAPITAL STOCK

      The aggregate number of shares of stock which the Corporation has authority to issue is Fifteen Million (15,000,000) shares, par value $.01 per share, consisting of the following:

            (a) CLASSES OF COMMON STOCK. The following classes of common stock (collectively, the "Common Stock"):

                  (i) 5,000,000 shares of Common Stock, par value $.01 per share (the "Voting Common Stock");

                  (ii) 600,000 shares of Class A Non-Voting Common Stock, par value $.01 per share (the "Non-Voting Common Stock").

            (b) SERIES OF PREFERRED STOCK. The following series of preferred stock (collectively, the "Preferred Stock"):

                  (i) 750,000 shares of Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"); and

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                  (ii)  816,250 shares of Series B Preferred Stock, par value
            $.01 per share (the "Series B Preferred Stock").

            (c) UNDESIGNATED SHARES. 7,833,750 shares, par value $.01 per share, which shall be divisible into such classes or series, have such designations, voting rights and other rights and preferences and be subject to such restrictions as the Board of Directors of this Corporation may, from time to time, establish, fix and determine consistent with the provisions of these Restated Articles of Incorporation and any amendments hereto.

      The voting powers, preferences, rights, qualifications, limitations, restrictions, dividends, time and price of redemption and conversion rights of the shares of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock are as follows:

      A.    COMMON STOCK.

            1. VOTING RIGHTS. (a) Holders of the Voting Common Stock shall have one vote per share and, except as otherwise provided in this Article IIIA.l. or as otherwise from time to time required by applicable law, shall vote as a single class with the holders of Series B Preferred Stock on all matters to be voted on by this Corporation's stockholders.

            (b) Except as otherwise provided in this Article IIIA.1. or as otherwise required by applicable law, the holders of Non-Voting Common Stock shall have no right to vote in respect of such shares on any matters to be voted on by the stockholders of the Corporation. In exercising the voting rights provided in this Article IIIA.1. or as otherwise required from time to time by applicable law, holders of Non-Voting Common Stock shall have the right to one vote per share with all of the shares of the other classes of Common Stock entitled to vote thereon.

            (c) In addition to any vote or consent of stockholders required by law, the approval of the holders of the majority of the outstanding shares of Non-Voting Common Stock voting as a class shall be required to alter or change the powers, designations, preferences or special rights of the shares of Non-Voting Common Stock, including any amendment to this Article III which would effect such change and any amendment which would increase or decrease the aggregate number of authorized shares of Non-Voting Common Stock, or increase or decrease the par value, if any, of the shares of said class, or on any amendments to the By-Laws of the Corporation which would effect such change.

            2. DIVIDENDS. Each share of each class of Common Stock shall be entitled to share in dividends ratably on a per share basis with all other shares of Common Stock, regardless of class, when, if and as such dividends are declared and paid on a per share basis; provided that (i) if dividends are declared which are payable on shares of any class of

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      Common Stock, dividends shall likewise be declared which are payable at the same rate on all other classes of Common Stock and the dividends payable on shares of any given class of Common Stock shall be payable only to the holders of, and in respect of their holdings of, that class of Common Stock, and (ii) if the dividends consist of other voting securities of the Corporation, the Corporation shall make available to each holder of Non-Voting Common Stock at such holder's request, dividends consisting of non-voting securities of the Corporation which are otherwise identical to the voting securities and which are convertible into or exchangeable for voting securities on the same terms as the Non-Voting Common Stock is convertible into the Voting Common Stock. The Corporation shall not pay or make any dividend or other distribution in respect of any class of Common Stock unless the shares of all classes of Common Stock then outstanding share equally on a per share basis in such dividend or other distribution.

            3. LIQUIDATION, SALE, MERGER, CONSOLIDATION OR REORGANIZATION. Each share of Common Stock shall be entitled to share ratably with all other shares of Common Stock then outstanding, regardless of class, in any distribution or other consideration payable or issuable to the holders of Common Stock of the Corporation, regardless of class, in connection with any liquidation, sale or lease of all or substantially all of the assets of the Corporation or in connection with any merger, consolidation or reorganization of the Corporation.

            4.    CONVERSION.

            (a) OPTIONAL CONVERSION. At any time and from time to time, each holder of Non-Voting Common Stock, shall be entitled to convert any or all of such holder's shares into the same number of shares of Voting Common Stock.

            (b) CONVERSION PROCEDURE. Each conversion of shares of Non-Voting Common Stock into the same number of shares of Voting Common Stock pursuant to this Article IIIA.4., shall be effected by the surrender of the certificate or certificates representing the shares (the "Shares for Conversion") to be converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may from time to time designate by notice in writing to the holders of Common Stock) at any time during normal business hours, together with a written notice by the holder of such shares stating that such holder desires to convert the shares, or a stated number thereof, of Non-Voting Common Stock represented by such certificate or certificates into shares (the "Converted Shares") of Voting Common Stock. Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered to and such notice has been received by the Corporation (the "Conversion Date"). From and after the Conversion Date, (i) the rights of the holder of the Shares for Conversion in respect thereof will cease (other than the right to receive any dividend or other distribution that has been declared by the Board of Directors of the

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      Corporation to be payable on or following the Conversion Date to holders of record of the Non-Voting Common Stock being converted, prior to the Conversion Date) and (ii) the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion of the Shares for Conversion shall be deemed to have become the holder or holders of record of the Converted Shares represented thereby. Promptly after the Conversion Date, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates for the Converted Shares issuable upon conversion and a certificate or certificates representing any shares of the Non-Voting Common Stock which were represented by the certificate or certificates delivered by the converting holder to the Corporation but were not converted.

            (c) RESERVATION OF SHARES. The Corporation will, at all times, reserve and keep available out of its authorized but unissued shares of Voting Common Stock solely for the purpose of issuance upon the conversion of shares of Non-Voting Common Stock which may be converted into Voting Common Stock, as provided in this Article IIIA.4., such number of shares of Voting Common Stock, as shall then be issuable upon the conversion of all then outstanding shares of Non-Voting Common Stock which may be converted into shares of Voting Common Stock. All shares of Voting Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Voting Common Stock may be so issued without violation of any applicable law or government regulation or any requirements of any domestic securities exchange upon which shares of Voting Common Stock may be listed (except for official notice of issuance which shall be immediately transmitted by the Corporation upon issuance).

            (d) EXPENSES OF ISSUING CONVERTED SHARES: CLOSING OF STOCK RECORD BOOKS. The issuance of certificates representing Converted Shares will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and issuance. The Corporation will not close its books against the transfer of any class of its Common Stock in any manner which would interfere with the timely conversion of its Non-Voting Common Stock. The Corporation shall provide reasonable assistance and cooperation to any holder of Non-Voting Common Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Non-Voting Common Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

            (e) No Holder of Non-Voting Common Stock shall be entitled to covert Non-Voting Common Stock into Voting Common Stock to the extent that, as a result of such conversion, such holder and its Affiliates would, in such holder's sole judgment, directly or indirectly, own, control or have power to vote a greater number of shares of Voting

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      Common Stock than the maximum of such shares that such holder would be permitted to own, control or vote under any law, regulation, rule or other requirement of any governmental authority at the time applicable to such holder and its Affiliates (including without limitation Regulation Y). For purposes of this Article IIIA.4., (i) "Regulation Y" shall mean Regulation Y promulgated by the Board of Governors of the Federal Reserve System or any successor regulations and (ii) "Affiliates" shall mean, with respect to any person, any other person that directly or indirectly controls, or is under common control with, or is controlled by, such person and as used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of power to direct or cause the direction of management and policies of such person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

            5. SUBDIVISION OR COMBINATIONS. If the Corporation in any manner subdivides or combines the outstanding shares of any class of its Common Stock, then the outstanding shares of each other class of Common Stock will be similarly subdivided or combined.

      B.    SERIES A PREFERRED STOCK.

            1.    DIVIDENDS.

            (a) GENERAL OBLIGATION. When and as declared by the Corporation's Board of Directors and to the extent permitted under the Minnesota Business Corporation Act, the Corporation shall pay preferential dividends in cash to the holders of the Series A Preferred Stock as provided in this
      Article III.B(l). Dividends on each share of the Series A Preferred Stock (a "SERIES A PREFERRED SHARE") shall accrue on a daily basis at the rate of 15.0% per annum of the sum of $8.00 (the "LIQUIDATION VALUE") plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Series A Preferred Share to and including the first to occur of (i) the date on which the Liquidation Value of such Series A Preferred Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Series A Preferred Share by the Corporation or
      (ii) the date on which such share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends (other than dividends on capital stock of the Corporation paid with shares of stock of the same class), and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to the Common Stock, the Series B Preferred Stock or any capital stock or other equity securities of the Corporation (collectively, the "JUNIOR SECURITIES").

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      The date on which the Corporation initially issues any Series A Preferred
      Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Series A Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series A Preferred Share.

            (b) DIVIDEND REFERENCE DATES. To the extent not paid on June 30 and December 31 of each year, beginning December 31, 1998 (the "DIVIDEND REFERENCE DATES"), all dividends which have accrued on each Series A Preferred Share outstanding during the six-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Series A Preferred Share until paid to the holder thereof.

            (c) DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series A Preferred Shares held by each such holder.

            2. LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Series A Preferred Shares held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Series A Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Article IIIB.2, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series A Preferred Stock held by each such holder. Prior to the liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Series A Preferred Stock, but only to the extent of funds of the Corporation legally available for the payment of dividends. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series A Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Series A Preferred Share, each share of Series B Preferred Stock and each share of Common Stock in connection with such liquidation, dissolution or winding up.

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            3.    PRIORITY OF SERIES A PREFERRED.

            (a) PRIORITY IN LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, if the assets of the Corporation to be distributed among the holders of Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the assets of the Corporation to be distributed to such holders shall be distributed first to the holders of Series A Preferred Stock, until such holders have been paid the aggregate amount which they are entitled to be paid, or, if the assets to be distributed are insufficient for such purpose, the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series A Preferred Stock held by each such holder.

            (b) PRIORITY ON DIVIDENDS AND REDEMPTIONS. So long as any Series A Preferred Stock remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, other than (i) repurchases of Common Stock from any employee of the Corporation provided that (A) no Default or Event of Default (as defined in the Senior Subordinated Note, Preferred Stock and Warrant Purchase Agreement, dated as of June 16, 1998, by and among the Corporation, PrimeWood, Inc. and certain investors (the "PURCHASE AGREEMENT")) is in existence immediately prior to or immediately after such repurchase or payment, (B) the purchase price paid in such repurchase or the amount of such payment does not exceed the fair market value of the stock repurchased and is in an amount calculated pursuant to the terms of a repurchase or employment agreement between the Corporation and such employee entered into in connection with the commencement of such employee's employment, (C) such purchase occurs after June 16, 1999 and
      (D) the aggregate amount paid or payable in any fiscal year in respect of all such purchases from employees does not exceed $250,000 and (ii) dividends on capital stock of the Corporation paid with shares of stock of the same class.

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            4.    REDEMPTIONS.

            (a) On June 16, 2005 (the "SCHEDULED REDEMPTION DATE"), the Corporation shall redeem all outstanding shares of Series A Preferred Stock at a price per Series A Preferred Share equal to the Liquidation Value thereof (plus accrued and unpaid dividends thereon).

            (b) OPTIONAL REDEMPTIONS. The Corporation may at any time and from time to time redeem all or any portion of the shares of Series A Preferred Stock then outstanding. Upon any such redemption, the Corporation shall pay a price per Series A Preferred Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).

            (c)   MANDATORY REDEMPTIONS.

            i. REDEMPTION AFTER PUBLIC OFFERING. The Corporation shall apply the net cash proceeds from any Public Offering remaining after deduction of all discounts, underwriters' commissions and other reasonable expenses to redeem Series A Preferred Shares of Series A Preferred Stock at a price per Series A Preferred Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). Such redemption shall take place on a date fixed by the Corporation, which date shall be not more than five days after the Corporation's receipt of such proceeds.

            The term "PUBLIC OFFERING" means any offering by the Corporation of any securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

            ii. REDEMPTION UPON CHANGE IN OWNERSHIP. If a Change in Ownership has occurred or the Corporation obtains knowledge that a Change in Ownership is proposed to occur, the Corporation shall give prompt written notice of such Change in Ownership describing in reasonable detail the material terms and date of consummation thereof to each holder of Series A Preferred Stock, but in any event such notice shall not be given later than five days after the occurrence of such Change in Ownership, and the Corporation shall give each holder of Series A Preferred Stock prompt written notice of any material change in the terms or timing of such transaction. The holder or holders of a majority of the Series A Preferred Stock then outstanding may require the Corporation to redeem all or any portion of the Series A Preferred Stock owned by such holders at a price per Series A Preferred Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) 21 days after receipt of the Corporation's notice and (b) five days prior to the consummation of the Change in Ownership (the "EXPIRATION

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      DATE"). The Corporation shall give prompt written notice of any such election to all other holders of Series A Preferred Stock within five days after the receipt thereof, and each such holder shall have until the later of (a) the Expiration Date or (b) ten days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Series A Preferred Stock owned by such holder.

            Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Series A Preferred Shares specified therein on the later of (a) the occurrence of the Change in Ownership or
      (b) five days after the Corporation's receipt of such election(s). If any proposed Change in Ownership does not occur, all requests for redemption in connection therewith shall be automatically rescinded. Any holder of Series A Preferred Stock may rescind such holder's request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

            The term "CHANGE IN OWNERSHIP" means (i) Marathon Fund Limited Partnership III ("MARATHON") ceases to hold, beneficially and of record, at least 85% of the Common Stock of the Corporation which Marathon holds as of June 16, 1998 and at least 85% of the Common Stock of the Corporation which it thereafter acquires, if any (as adjusted for any subsequent stock splits, stock dividends, combinations of shares or similar recapitalizations), (ii) Marathon ceases to hold, beneficially and of record, that number of shares of Common Stock and Series B Preferred Stock which, possesses the voting power necessary to elect a majority of the board of directors of the Corporation, (iii) a sale of all or substantially all of the Corporation's assets determined on a consolidated basis; or (iv) two or more individuals who are general partners of Marathon as of June 16, 1998 cease to be general partners of Marathon, or any person, other than (a) an officer or employee of Goldner, Hawn, Johnson & Morrison, Incorporated ("GHJM") or (b) a partnership whose partners are all officers or employees of GHJM becomes a general partner in Marathon.

            iii. REDEMPTION UPON FUNDAMENTAL CHANGE. If a Fundamental Change is proposed to occur, the Corporation shall give written notice of such Fundamental Change describing in reasonable detail the material terms and date of consummation thereof to each holder of Series A Preferred Stock not more than 45 days nor less than 20 days prior to the consummation of such Fundamental Change, and the Corporation shall give each holder of Series A Preferred Stock prompt written notice of any material change in the terms or timing of such transaction. The holder or holders of a majority of the Series A Preferred Shares then outstanding, may require the Corporation to redeem all or any portion of the Series A Preferred Stock owned by such holders at a price per Series A Preferred Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) ten days prior to the consummation of the Fundamental Change or (b) ten

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      days after receipt of notice from the Corporation. The Corporation shall give prompt written notice of such election to all other holders of Series A Preferred Stock (but in any event within five days prior to the consummation of the Fundamental Change), and each such holder shall have until five business days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Series A Preferred Stock owned by such holder.

            Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Series A Preferred Shares specified therein upon the consummation of such Fundamental Change. If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series A Preferred Stock may rescind such holder's request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

            The term "FUNDAMENTAL CHANGE" means (a) any sale or transfer (by merger, sale of stock or otherwise) of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of the Series A Preferred Stock are not changed and the Series A Preferred Stock is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation's outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors immediately prior to the merger shall continue to own the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors.

            (d) REDEMPTION PAYMENTS. For each Series A Preferred Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Series A Preferred Share) an amount in immediately available funds equal to the Liquidation Value of such Series A Preferred Share (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of Series A Preferred Shares on any Redemption Date are insufficient to redeem the total number of Series A Preferred Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Series A Preferred Shares pro rata among the holders of the Series A Preferred Shares

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      to be redeemed based upon the aggregate Liquidation Value of such Series A
      Preferred Shares held by each such holder (plus all accrued and unpaid dividends thereon). The Series A Preferred Shares not redeemed shall remain outstanding and entitled to all of the rights and preferences hereunder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Preferred Shares, such funds shall immediately be used to redeem the balance of the Series A Preferred Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

            The term "REDEMPTION DATE," as to any Series A Preferred Share, means the date specified in the notice of any redemption at the Corporation's option or at the holder's option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless (i) the Liquidation Value of such Series A Preferred Share (plus all accrued and unpaid dividends thereon and any required premium with respect thereto) is actually paid in full in cash on such date, and if not so paid in full in cash, the Redemption Date shall be the date on which such amount is fully paid in cash or, (ii) in the event that the holder of such Series A Preferred Share does not surrender the share certificate with respect to such Series A Preferred Share on such date, the Liquidation Value of such Series A Preferred Share (plus all accrued and unpaid dividends thereon and any required premium with respect thereto) is deposited in cash with U.S. Bank National Trust Association or another bank or trust corporation having an aggregate capital and surplus in excess of $100,000,000 as a trust fund for such holder with irrevocable instructions and authority to pay such holder in full for such Series A Preferred Share upon surrender by such holder of the share certificate with respect to such Series A Preferred Share, and if not so deposited in full, the Redemption Date shall be the date on which such amount is fully deposited.

            (e) NOTICE OF REDEMPTION. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Series A Preferred Stock to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of Series A Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Series A Preferred Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Series A Preferred Shares.

            (f) DETERMINATION OF THE NUMBER OF EACH HOLDER'S SERIES A PREFERRED SHARES TO BE REDEEMED. The number of Series A Preferred Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of Series A Preferred Shares determined by multiplying the total number of Series A Preferred Shares to be redeemed times a fraction, the numerator of which shall be the total number of Series A Preferred

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      Shares then held by such holder and the denominator of which shall be the total number of Series A Preferred Shares then outstanding.

            (g) DIVIDENDS AFTER REDEMPTION DATE. No Series A Preferred Share shall be entitled to any dividends accruing after the Redemption Date of such Series A Preferred Share. On such date, all rights of the holder of such Series A Preferred Share shall cease, and such Series A Preferred Share shall no longer be deemed to be issued and outstanding.

            (h) REDEEMED OR OTHERWISE ACQUIRED SERIES A PREFERRED SHARES. Any Series A Preferred Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

            (i) OTHER REDEMPTIONS OR ACQUISITIONS. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any shares of Series A Preferred Stock, except as expressly authorized herein.

            5. VOTING RIGHTS. Except as otherwise provided herein and as otherwise required by applicable law, the Series A Preferred Stock shall have no voting rights; provided that each holder of Series A Preferred Stock shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

            6.    EVENTS OF NONCOMPLIANCE.

            (a) DEFINITION. An Event of Noncompliance shall be deemed to have occurred if:

            i. the Corporation fails to make any redemption payment with respect to the Series A Preferred Stock which it is obligated to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject; or

            ii. upon the occurrence of an Event of Default as defined in the Purchase Agreement.

            (b)   CONSEQUENCES OF CERTAIN EVENTS OF NONCOMPLIANCE.

            i. If an Event of Noncompliance has occurred, the dividend rate per annum on the Series A Preferred Stock shall increase immediately by an increment of 5.0 percentage points i.e. the dividend rate will increase from 15.0% to 20.0% per annum.

      Any increase of the dividend rate resulting from the operation of this paragraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this paragraph.

            ii. If an Event of Noncompliance has occurred, the holder or holders of a majority of the Series A Preferred Stock then outstanding may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Series A Preferred Stock owned by such holder or holders at a price per Series A Preferred Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). The Corporation shall give prompt written notice of such election to the other holders of Series A Preferred Stock (but in any event within five days after receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder's Series A Preferred Stock by giving written notice thereof to the Corporation within seven days after receipt of the Corporation's notice. The Corporation shall redeem all Series A Preferred Stock as to which rights under this paragraph have been exercised within 15 days after receipt of the initial demand for redemption.

            iii. If any Event of Noncompliance exists, each holder of Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

            7. REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series A Preferred Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Series A Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Stock represented by the surrendered certificate.

            8. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor or a Purchaser as defined in the Purchase Agreement, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series A Preferred Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

            9. AMENDMENT AND WAIVER. No amendment, modification or waiver shall be binding or effective with respect to any provision of these Restated Articles of Incorporation if such amendment, modification or waiver may adversely affect the holders of the Series A Preferred Stock or any provision of this Article III.B, without the prior written consent of the holders of a majority of the Series A Preferred Stock outstanding at the time such action is taken.

            10. NOTICES. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

            11. RESTRICTIONS IN LOAN AGREEMENT. Notwithstanding anything set forth herein, so long as any Term Loan (as that term is defined in that certain Amended and Restated Credit Agreement dated as of June 16, 1998, by and among the Corporation, PWI Acquisition, Inc. and certain lenders, as the same may be amended, supplemented, restated or otherwise modified in accordance with the Purchase Agreement (the "LOAN AGREEMENT")) remains outstanding in accordance with the terms of the Loan Agreement, the rights contained in this Article III.B shall be subject to the provisions of the Loan Agreement restricting payments to equityholders of the Corporation. The provisions of this SECTION 11 are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness (as defined in the Purchase Agreement) on the one hand, and the holders of Series A Preferred Stock on the other hand. Nothing contained in this SECTION 11 is intended to or shall impair, as between the Corporation and the holders of Series A Preferred Stock, the obligations of the Corporation under these Restated Articles of Incorporation, which are absolute and unconditional.

      C.    SERIES B PREFERRED STOCK.

            1. RANKING. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (a) senior to all classes of the Common Stock, including each class of the Common Stock and to all other classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding, including any classes or series of preferred stock, which by their terms expressly provide that they are junior to the Series B Preferred Stock (collectively, the "Junior Stock" for the purposes of this Article IIIC.), (b) junior to the Series A Preferred Stock and all other classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding, including any classes or series of preferred stock, which by their terms expressly provide that they are senior to the Series B Preferred Stock (collectively, the "Senior Stock" for the purposes of this Article IIIC.) and (c) PARI PASSU with all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding, including any classes or series of preferred stock, which by their terms expressly provide that they rank on a parity with respect to priority of distributions, in each case upon a liquidation, dissolution or winding up of the Corporation with the Series B Preferred Stock (collectively, the "Parity Stock" for the purposes of this Article IIIC.).

            2.    DIVIDENDS.

            (a) The holders of Series B Preferred Stock shall be entitled to receive, and the Board of Directors shall declare (if permitted by law and not prohibited by the terms of the Series A Preferred Stock or any agreements with financial institutions or institutional investors now or hereafter in effect providing for, or securing, indebtedness for money borrowed of the Corporation or any of its subsidiaries ("Financing Agreement(s)")) cumulative cash dividends at the annual rate of $.96 per share. Such dividends shall be payable semi-annually on June 30 and December 31 in each year (each, a "Dividend Date" for purposes of this Article IIIC), to stockholders of record on the respective date, not exceeding 10 days preceding such Dividend Date, fixed for the purpose by the Board of Directors of the Corporation in advance of payment of each particular dividend. Such dividends on the Series B Preferred Stock shall accrue from day to day whether or not earned or declared and shall be payable before any dividends on any shares of Common Stock or other Junior Stock shall be declared or paid or set apart for payment, and shall be cumulative (whether or not in any dividend period there shall be funds of the Corporation legally available for the payment of such dividends), so that if at any time dividends on the outstanding Series B Preferred Stock at said rate have not been paid thereon, or declared and funds set apart for the payment thereof, with respect to all preceding dividend periods, the amount of the deficiency shall be fully paid, or declared and set apart for payment, before any distribution by way of dividend or otherwise shall be declared or paid upon, or set apart for, the shares of Common Stock or other Junior Stock.

            (b) Notwithstanding anything herein to the contrary, all or any portion of dividend payments with respect to Series B Preferred Stock may, at the option of the Corporation, be made by the Corporation issuing additional fully paid and nonassessable shares of Series B Preferred Stock at the rate of one share for each $8.00 of such dividend (and appropriate fractional shares for fractions thereof), the certificates for such shares to be dated the date on which such dividend payment is due (regardless of when issued), and the issuance of such additional shares shall constitute full payment of the amount of dividend so paid.

            (c) In addition to the optional share dividends in Series B Preferred Stock otherwise provided for in this Article IIIC.2., if any cash dividend payable on any Dividend Date may not be paid in full within five days after such Dividend Date because such dividend is prohibited under applicable law or by any Financing Agreement(s), this Corporation shall, to the extent permitted by applicable law, declare a dividend of, and issue, and all holders of Series B Preferred Stock shall accept, with respect to each share of outstanding Series B Preferred Stock, additional fully paid and nonassessable shares of Series B Preferred Stock for the amount by which the per share cash dividend payable on the applicable Dividend Date (assuming the legal and contractual ability to pay such dividends, regardless of whether there was a legal and contractual ability to pay such dividends in cash) exceeds the per share cash dividend actually paid for such year, at the rate of one share for each $8.00 in full payment in lieu of such amount of a cash dividend (and appropriate fractional shares for fractions thereof), the certificates for such shares to be dated as of the applicable Dividend Date (regardless of when issued).

            (d) Dividends in the form of additional shares of Series B Preferred Stock shall constitute Preferred Stock for all purposes hereunder. Such dividends may be paid in uncertificated securities if the Corporation and the recipient of such dividends shall so agree. If at any time the Corporation shall pay cash dividends in an amount that is less than the total amount of all cash dividends then accrued and payable on the Series B Preferred Stock, such cash payment shall be distributed to all holders of shares of Series B Preferred Stock ratably in accordance with their holdings of such shares.

            The Series B Preferred Stock shall not be entitled to receive any dividends declared by the Corporation except as provided in this Article IIIC.2.

            3.    LIQUIDATION PREFERENCE.

            (a) In the event of an involuntary or voluntary liquidation or dissolution of the Corporation at any time, the holders of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation $8.00 per share (plus $8.00 for each share of Series B Preferred Stock, prorated for fractions, that was required to be issued as a dividend on Series B Preferred Stock pursuant to Article IIIC.2. (or would have been required to be so issued if the Corporation had had the legal ability to pay such dividend) but was not so issued, and for each share of Series B Preferred Stock that should have been issued as a dividend on such unissued Series B Preferred Stock), together with an amount per share equal to all per-share dividends unpaid and accumulated or accrued since the most recent Dividend Date; and the holders of Series B Preferred Stock shall not thereafter be entitled to share in any other assets of the Corporation then remaining.

            (b) In the event of an involuntary or voluntary liquidation or dissolution of the Corporation, payment shall be made to the holders of the Series B Preferred Stock, in the amounts herein fixed, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock.

            (c) If upon any liquidation or dissolution of the Corporation the assets available for distribution shall be insufficient to pay the holders of all outstanding Series B Preferred Stock the full amounts to which they respectively shall be entitled, the holders of such shares shall share pro rata in any such distribution.

            (d) For purposes of this Article IIIC.3., neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any other corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation

            4.    REDEMPTION.

            (a) MANDATORY REDEMPTION. If, at any time (i) all or substantially all of the Corporation's assets are sold, transferred or otherwise disposed of or (ii) the Corporation is merged or consolidated with one or more other corporations or becomes a party to a statutory share exchange or becomes subject to a similar transaction in which holders of Common Stock surrender their stock for consideration that consists in whole or in part (except for cash in lieu of fractional shares of the surviving corporation or its direct or indirect parent corporation) of cash or other assets (other than voting common stock of the surviving corporation or its direct or indirect parent corporation which entitles the holders of the Voting Common Stock of the Corporation immediately prior to such transaction to a majority of the voting power of the capital stock of the surviving corporation or its direct or indirect parent corporation), the Corporation (or the surviving corporation in a merger or consolidation) shall, on the date of the closing of such sale, transfer or other disposition or merger or consolidation, to the extent that funds are legally available therefor, redeem all of the Series B Preferred for $8.00 per share (plus $8.00 per each share of Series B Preferred Stock, prorated for fractions, that was required to be issued as a dividend on Series B Preferred Stock pursuant to Article IIIC.2. (or would have been required to be so issued if the Corporation had had the legal ability to pay such dividend) but was not so issued, and for each share of Series B Preferred Stock that should have been issued as a dividend on such unissued Series B Preferred Stock), together with an amount per share equal to all per-share dividends unpaid and accumulated or accrued since the most recent Dividend Date (the "Redemption Price" for purposes of this Article IIIC). In the event the Corporation does not have sufficient funds legally available to redeem 100% of the shares of outstanding Series B Preferred Stock, the Corporation shall redeem such shares ratably among all holders of shares of the Series B Preferred Stock in accordance with their holdings of such shares.

            (b) OPTIONAL REDEMPTION. The Corporation may, at any time, and from time to time, at its option, from funds legally available therefor, redeem, for the Redemption Price, all or any portion of the shares of the Series B Preferred Stock then outstanding. If the Corporation redeems only a portion of the shares of the Series B Preferred Stock then outstanding, it shall redeem such shares ratably among all holders of shares of the Series B Preferred Stock in accordance with their holdings of such shares.

            (c) REDEMPTION NOTICE. The Corporation shall make any redemption pursuant to this Article IIIC.4.(a) or (b) by written notice, given not less than thirty days before the date fixed in Article III(C)(4)(a) for redemption or in the notice for redemption with respect to optional redemption, by mail or delivery to each holder of Series B Preferred Stock, at its address as the same appears on the Corporation's books; provided, however, that any failure to provide such notice shall not affect the Corporation's obligation to make such a redemption.

            (d) METHOD FOR REDEMPTION. On or before each redemption date described in Article IIIC.4.(a) or (b), each holder of shares of Series B Preferred Stock shall surrender to the Corporation, at its principal executive office or at such place as it may designate in the redemption notice, such holder's certificate or certificates evidencing a number of shares of Series B Preferred Stock at least equal to the number of shares to be redeemed by the Corporation. Upon such surrender, the holder thereof shall be entitled to receive payment on the date specified in Section 4(a) or pursuant to Section 4(c) of this Article III of the Redemption Price and, in the event of a partial redemption, a certificate representing the balance, if any, of shares of the Series B Preferred Stock covered by the surrendered certificate or certificates but as to which the redemption does not extend.

            (e) REISSUANCE PROHIBITED. The Corporation shall not reissue any shares of Series B Preferred Stock which shall have been redeemed or reacquired by this Corporation in any manner after the original issue thereof and all such shares so redeemed or reacquired shall be canceled and shall cease to be a part of the authorized shares of the Corporation.

            (f) Notwithstanding anything contained herein to the contrary, there shall be no redemption of any shares of Series B Preferred Stock under this Article III(C)(4) so long as any shares of Series A Preferred Stock are outstanding.

            5. CONVERSION. The Series B Preferred Stock shall not have any right of conversion into any other class of stock of the Corporation.

            6.    VOTING RIGHTS.

            (a) Holders of Series B Preferred Stock shall have one vote per share and, except as otherwise provided in this Article IIIC.6. or as otherwise from time to time required by law, shall vote as a single class with the holders of all classes of Common Stock of the Corporation (other than any classes of Non-Voting Common Stock) on all matters to be voted on by the Corporation's stockholders.

            (b) Except as otherwise provided in this Article IIIC.6. or as otherwise from time to time required by law, holders of shares of Series B Preferred Stock shall have no voting rights in respect of such shares. In exercising the voting rights provided in this Article IIIC.6. or required by law, each share of Series B Preferred Stock shall have one vote per share.

            (c) In addition to any vote or consent of stockholders required by law, the approval of the holders of a majority of the outstanding shares of Series B Preferred Stock shall be required to amend these Restated Articles of Incorporation in any manner that materially and adversely affects the Series B Preferred Stock.

                                   ARTICLE IV

                         WRITTEN ACTION WITHOUT MEETING

      Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting by written action signed by a majority of the Board of Directors then in office, except as to those matters which require shareholder approval, in which case the written action shall be signed by all members of the Board of Directors then in office.

                                    ARTICLE V

                            CUMULATIVE VOTING DENIED

      No holder of stock of this Corporation shall be entitled to any cumulative voting rights.

                                   ARTICLE VI

                            PRE-EMPTIVE RIGHTS DENIED

      The pre-emptive rights of shareholders under Section 302A.413 of the MBCA are hereby denied.

                                   ARTICLE VII

                      LIMITATION ON LIABILITY OF DIRECTORS

      No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 of the MBCA or Section 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      I swear that the foregoing is true and accurate and that I have the authority to sign this document on behalf of the Corporation.

                                WOODCRAFT INDUSTRIES, INC.


                                By:     John L. Morrison
                                    -------------------------------------
                                        John L. Morrison, Chairman



STATE OF MINNESOTA   )
                     )ss.
COUNTY OF HENNEPIN   )
      The foregoing instrument was acknowledged before me on the 16th day of June 1998, by John L. Morrison, Chairman of WOODCRAFT INDUSTRIES, INC., a Minnesota corporation, on behalf of said corporation.


[SEAL]                                      /s/ Mary S. Giesler
                                       ------------------------------------
                                               MARY S. GIESLER
                                          NOTARY PUBLIC . MINNESOTA
                                      My Commission Expires Jan. 31, 2000


                                                           STATE OF MINNESOTA
                                                           DEPARTMENT OF STATE
                         SIGNATURE PAGE TO                       FILED
                 RESTATED ARTICLES OF INCORPORATION           JUN 10 1998
                    OF WOODCRAFT INDUSTRIES, INC.

                                                            SECRETARY OF STATE